AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ARDMORE HOLDING CORPORATION,

ARDMORE ACQUISITION CORP.,

CHARLESTON INDUSTRIAL LTD.,

AND

TRYANT, LLC

Schedule 6(b)(1) - Capital Structure of Ardmore and Merger Sub
Schedule 6(d)(2) - SEC Reports
Schedule 14 -  Finder’s Fees

Exhibit A -	Certificate of Merger
Exhibit B -	Articles of Merger
Exhibit C-	Indemnification Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”) is dated as of June 6, 2008, by and among Ardmore Holding Corporation, a Delaware corporation (“Ardmore”), Ardmore Acquisition Corp., a direct wholly owned subsidiary of Ardmore (“Merger Sub”), Tryant, LLC, a Delaware limited liability company as the principal shareholder of Ardmore (the “Principal Shareholder”), and Charleston Industrial Ltd., a British Virgin Islands limited liability company (the “Target).

RECITALS

WHEREAS, the parties hereto desire that Target shall be acquired by Ardmore through the merger (“Merger”) of Merger Sub with and into Target, with Target being the surviving wholly owned subsidiary of Ardmore (the “Surviving Corporation”), pursuant to this Agreement, the Certificate of Merger in the form annexed hereto as Exhibit A (the “Certificate of Merger”), the Articles of Merger in the form annexed hereto as Exhibit B, (the “Articles of Merger”), the Delaware General Corporation Law (“DGCL”) and the British Virgin Islands Business Companies Act (the “B.V.I. Corporation Law”);

WHEREAS, simultaneously with and conditioned upon, the Effective Time of the Merger, Ardmore will have received subscription agreements for the purchase of securities of Ardmore in a proposed offering thereof, and the gross proceeds therefrom shall be no less than $1,000,000 (the “Offering”);

WHEREAS, the parties desire to provide for certain undertakings, conditions, representations, warranties and covenants in connection with the transactions contemplated hereby.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Accredited Investor” has the meaning ascribed to such term by Rule 501(a) promulgated under the Securities Act.

“Affiliates” means with respect to any Person, (a) each other Person that controls, is controlled by, or is under common control with, such Person, (b) each other Person that holds a Material Interest in such Person, (c) each other Person that serves as a director, officer, general partner, executor or trustee of such Person (or in a similar capacity), (d) each other Person in which such Person holds a Material Interest and (e) each other Person with respect to which such Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 10% of the outstanding voting power of an entity or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in an entity.

“Agreement” means this Agreement as defined in the preamble hereto.

“Ardmore Stock” means the common stock of Ardmore.

“B.V.I.” means British Virgin Islands.

“Certificate of Merger” has the meaning provided in the Recitals.

“Certifications” shall have the meaning ascribed to such term by Section 6(d)(4).

“Charleston’s Financial Statements” mean the (i) the audited balance sheet of Target as of October 31, 2007 and (ii) the unaudited condensed consolidated balance sheet of and for Target and its consolidated subsidiaries as of January 31, 2008 and 2007, and the related statements of operations and comprehensive income, cash flows and stockholders equity (including related notes, if any) for the three months then ended.

“Closing” has the meaning provided in Section 7.

“Code” means the Internal Revenue Code of 1986, as amended.

“Constituent Corporations” means Merger Sub and Target, collectively.

“Contemplated Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including without limitation, the transactions contemplated by the Offering.

“Contract” means any agreement, contract, license, lease, instrument, note, bond, mortgage, indenture, guarantee or other legally binding commitment or obligation, whether oral or written.

“Effective Time” has the meaning provided in Section 7.

“Encumbrance” means any mortgage, deed of trust, pledge, lien, security interest, charge, claim or other security arrangement of any nature whatsoever, whether voluntarily or involuntarily given, including any conditional sale or title retention arrangement, and any Assignment, deposit arrangement or lease intended as , or having the effect of, security and any filed financing statement or other notice of any of the foregoing (whether or not an Encumbrance is created or exists at the time of the filing).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Financial Statements” means collectively, Tianjin Yayi’s Financial Statements and Charleston’s Financial Statements.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorization” means any permit, license, franchise, approval, consent, permission, confirmation, endorsement, waiver, certification, registration, qualification, clearance or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Entity or pursuant to any Legal Requirement.

“Governmental Entity” means FINRA and any of its Affiliates, any nation, state, municipality and any federal, state, local, foreign, provincial or supranational court or governmental agency, authority, instrumentality or regulatory body as the case may be.

“Indebtedness” means indebtedness for borrowed money or the equivalent or represented by notes, bonds or other similar instruments or letters of credit (or reimbursement agreements in respect thereof) or representing the balance deferred and unpaid of the purchase price of any property (other than trade payables constituting current liabilities and personal property leases), and including, without limitation, capital lease obligations, including all accrued and unpaid interest thereon, and applicable prepayment, breakage or other premiums, fees or penalties and the costs of discharging such indebtedness, all as determined in accordance with GAAP.

“Indemnification Agreement” means the agreement in the form annexed hereto as Exhibit C.

“Indemnified Parties” has the meaning set forth in Section 11(a).

“Legal Requirement” shall mean any federal, state, local, provincial, foreign, international, multinational or other statute, law, treaty, rule, regulation, guideline, administrative order, directives, ordinance, constitution or principle of common law (or any interpretation thereof by a Governmental Entity).

“Liability” or “Liabilities” has the meaning ascribed to such term in Section 6(h).

“Losses” has the meaning set forth in Section 11(a).

“Material Adverse Effect” means:

(a) with respect to Target, an effect that would be materially adverse: (i) to the business, results of operation or financial condition of Target or Tianjin Yayi; (ii) to Target’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Ardmore to conduct the business of Target (including, for avoidance of doubt Tianjin Yayi) following the Effective Time or the ability of Target to exercise full rights of ownership of Target or its Assets or business; or

(b) with respect to Ardmore, an effect that would be materially adverse (i) to the business, results of operation, or financial conditions of Ardmore and its subsidiaries, considered as a whole; or (ii) to Ardmore’s ability to perform any of its material obligations under this Agreement or to consummate the Merger; or (iii) to the ability of the Surviving Corporation or Ardmore to conduct the business of Target following the Effective Time or the ability of Ardmore to exercise full rights of ownership of Target or its assets or business; or (iv) to the ability of Ardmore to prepare, file and remain in compliance with its SEC Reports (as hereinafter defined) and other reporting obligations under the Securities Laws (as hereinafter defined), or (v) to the trading of the Ardmore common stock or the ability of brokers to maintain quotations for its common stock on the OTC Bulletin Board;

provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) general changes in conditions in the dairy or livestock or cheese industries, in the financial markets or in the global or United States economy and (ii) any action or omission of Target or Ardmore or Merger Sub taken with the prior written consent of Ardmore or Target, as applicable, in contemplation of the Merger.

“Merger” is defined in the recitals hereto.

“Merger Sub Stock” has the meaning provided in Section 6(b)(1).

“Off Balance Sheet Arrangement” shall have the meaning ascribed to such term by Item 303 (a)(4)(ii) of Regulation S-K.

“Person” means any individual and any corporation, partnership, limited liability company, firm, trust, or other business entity and any Governmental Entity.

“Registry” means the B.V.I. Registry of Corporate Affairs.

“Rights” means (i) warrants, options, rights, convertible securities and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or shares, (ii) stock or share appreciation rights, performance units and other similar stock-based rights whether they obligate the issuer thereof to issue stock or shares or other securities or to pay cash and (iii) the right to require the registration under Securities Laws of the issuance, sale, resale or any other transactions involving securities.

“Sarbanes Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means all forms, reports, registration statements, schedules and documents filed, or required to be filed, by Ardmore pursuant to the Securities Laws.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Laws” means the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; the Sarbanes Act; the rules and regulations of SEC promulgated thereunder; and the blue sky and other Legal Requirements of any state or jurisdiction that are applicable to the transactions in securities generally.

“Stockholders” means all Persons who hold issued and outstanding Target Stock as of the Effective Time.

“Subsidiary” or “Subsidiaries” means with respect to any party, any corporation, company, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes.

“Surviving Corporation” has the meaning provided in the recital hereto.

“Tianjin Yayi Financial Statements” means the (i) audited balance sheet of Tianjin Yayi and its consolidated subsidiaries as of October 31, 2007 and 2006, and the related statements of operations and comprehensive income, cash flows and stockholders’ equity (including related notes, if any) for the years then ended and (ii) unaudited balance sheet of Tianjin Yayi and its consolidated subsidiaries as of and for the three months ended January 31, 2008 and 2007 and the related statements of operations and comprehensive income, cash flows and stockholders equity (including related notes, if any) for the three months then ended

“Target Stock” means the shares in Target.

“Tax” collectively, “Taxes” means all taxes, however denominated, including any interest, penalties, criminal sanctions or additions to tax (including, without limitation, any underpayment penalties for insufficient estimated tax payments) or other additional amounts that may become payable in respect thereof (or in respect of a failure to file any Tax Return when and as required), imposed by any Governmental Entity, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employment taxes, withholding taxes (including withholding taxes in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other person or entity), unemployment insurance taxes, social security (or similar) taxes, sales and use taxes, excise taxes, franchise taxes, gross receipts taxes, occupation taxes, real and personal property taxes, stamp taxes, value added taxes, transfer taxes, profits or windfall profits taxes, licenses in the nature of taxes, estimated taxes, severance taxes, duties (custom and others), workers’ compensation taxes, premium taxes, environmental taxes (including taxes under Section 59A of the Code), disability taxes, registration taxes, alternative or add-on minimum taxes, estimated taxes, and other fees, assessments, charges or obligations of the same or of a similar nature.

“Tax Return,” collectively, “Tax Returns” means all returns, reports, estimates, information statements or other written submissions, and any schedules or attachments thereto, required or permitted to be filed pursuant to Legal Requirements including but not limited to, original returns and filings, amended returns, claims for refunds, information returns, ruling requests, administrative or judicial filings, accounting method change requests, responses to revenue agents’ reports (federal, state or local) and settlement documents.

“Tianjin Yayi” means Tianjin Yayi Industrial Co. Ltd., an entity organized and existing under the laws of the People’s Republic of China.

“Transaction Documents” means the Agreement and the agreements, certificates, documents and instruments to be entered into in connection therewith.

“Transaction Expenses” means all fees, costs, expenses and disbursements, incurred by Ardmore, Principal Shareholder, the Stockholders, and/or Target in connection with the transactions contemplated by this Agreement, the Merger and the other agreements referenced or provided for herein, including, without limitation, (a) the fees and expenses of any legal counsel retained by the Principal Shareholder, Ardmore, or Target; (b) the fees and expenses of any accountants of Target including any indirect fees and expenses resulting from outsourcing or through service agreements; (c) any amounts payable in accordance with Section 16(l) of this Agreement; and (d) any fees and expenses of any other counsel, accountants, financial advisors or other similar professionals with respect to services rendered to the Principal Shareholder or Target in connection with the transactions contemplated by this Agreement.

In addition, the following terms shall be interpreted as set forth below:

(a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole including the schedules and exhibits hereto and not to any particular provisions of this Agreement.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice-versa.

(c) References to the “Knowledge” of (i) a natural Person shall refer to the conscious awareness of facts by such person after due inquiry and (ii) an entity shall refer to the actual knowledge of the directors and officers or similar control persons of the entity, and the knowledge of any fact or matter which any Person would have following reasonable inquiries of those employees and directors or former employees and directors of the entity of whom such Persons would reasonably believe would have actual knowledge of such matters presented.

(d) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and reference to a “Section” is, unless otherwise specified, to one of the Sections of this Agreement.

2. Plan of Reorganization. The parties to this Agreement do hereby agree that Merger Sub shall be merged with and into Target upon the terms and conditions set forth herein and in accordance with the provisions of the DGCL and the B.V.I. Corporation Law to the extent that such law is relevant to transactions of this type. It is the intention of the parties hereto that this transaction qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and related sections thereunder.

3. Terms of Merger. In accordance with the provisions of this Agreement and the requirements of applicable law, Merger Sub shall be merged with and into Target as of the Effective Time (the terms “Closing” and “Effective Time” are defined in Section 7 hereof). Target shall be the Surviving Corporation and resulting wholly owned subsidiary of Ardmore and the separate existence of Merger Sub shall cease when the Merger shall become effective. Consummation of the Merger shall be upon the following terms and subject to the conditions set forth herein:

(a) Corporate Existence.

(1) Commencing with the Effective Time, the Surviving Corporation shall continue its corporate existence as a B.V.I. limited liability company and as a wholly owned subsidiary of Ardmore and (i) it shall thereupon and thereafter possess all rights, privileges, powers, franchises and property (real, personal and mixed) of each of the Constituent Corporations; (ii) all debts due to either of the Constituent Corporations, on whatever account, all causes in action and all other things belonging to either of the Constituent Corporations shall be taken and deemed to be transferred to and shall be vested in the Surviving Corporation by virtue of the Merger without further act or deed; and (iii) all rights of creditors and all Encumbrances, if any, upon any property of any of the Constituent Corporations shall be preserved unimpaired, limited in Encumbrances to the property affected by such Encumbrances immediately prior to the Effective Time, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to the Surviving Corporation.

(2) At the Effective Time, (i) the Memorandum and Articles of Association of Target, as existing immediately prior to the Effective Time, shall be and remain the Memorandum and Articles of Association of the Surviving Corporation; (ii) the members of the Board of Directors of the Target holding office immediately prior to the Effective Time shall remain as the members of the Board of Directors of the Surviving Corporation (if on or after the Effective Time a vacancy exists on the Board of Directors of the Surviving Corporation, such vacancy may thereafter be filled in a manner provided by applicable law and the Memorandum and Articles of Association of the Surviving Corporation); and (iii) until the Board of Directors of the Surviving Corporation shall otherwise determine, all persons who hold offices of the Target at the Effective Time shall continue to hold the same offices of the Surviving Corporation.

(b) Conversion of Securities. As of the Effective Time and without any action on the part of Ardmore, Merger Sub, Target or the holders of any of the securities of any of the foregoing, each of the following shall occur:

(1) Each share of Target Stock issued and outstanding immediately prior to the Effective Time, shall automatically and without any further action required by any party, be converted into the right to receive 446.5 shares of Ardmore Stock. All such shares of Target Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 4 hereof, certificates evidencing such number of shares of Ardmore Stock, respectively, into which such shares of Target Stock were converted. No fractional shares of Ardmore Stock will be issued in the Merger; any fractional share otherwise issuable shall be rounded to the nearest whole share. The holders of such certificates previously evidencing shares of Target Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Target Stock except as otherwise provided herein or by law;

(2) Any shares of Target Stock held as treasury shares immediately prior to the Effective Time shall automatically be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto; and

(3) All shares of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically converted into one share in the Surviving Corporation, all of which shall be wholly owned by Ardmore.

(c) Reaffirmation of Warranties and Representations. Ardmore hereby expressly reaffirms all of the warranties and representations made by the Ardmore in Section 4 of each of the Securities Purchase Agreements entered into in connection with the Offering.

(d) Other Matters. At the Closing, the existing directors of Ardmore shall nominate and elect to the Board of Directors of Ardmore the persons designated by Target effective as of the Effective Time.

4. Exchange of Certificates. On or as soon as practicable after the Effective Date, Target will cause all holders of Target Stock to surrender to Ardmore’s transfer agent for cancellation certificates representing their shares of Target Stock, against delivery of certificates representing the shares of Ardmore Stock for which the shares of Target Stock are to be converted in the Merger. Until surrendered and exchanged as herein provided, each outstanding certificate which, prior to the Effective Time, evidenced Target Stock shall be deemed for all corporate purposes to evidence ownership of the same number of shares of Ardmore Stock into which the shares of Target Stock evidenced by such Target certificate shall have been so converted. All shares of Merger Sub shall remain held by Ardmore and after the Effective Time be deemed converted into shares of the Surviving Corporation as contemplated by Section 3(b)(3).

5. Representations and Warranties of Target. Target hereby represents and warrants as follows:

(a) Organization, Standing and Authority of Target and Tianjin Yayi.

(1) Target is a company duly incorporated, validly existing and in good standing under the laws of the B.V.I., with the requisite corporate power and authority to carry on its business as now conducted, and is duly qualified to do business in any jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Target and its consolidated subsidiaries.

(2) Tianjin Yayi is an entity duly organized and validly existing under the laws of the People’s Republic of China, with the requisite entity power and authority to carry on its business as now conducted, and is duly qualified to do business in any jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on Target and its consolidated subsidiaries. Tianjin Yayi is a wholly owned subsidiary of Target.

(b) Authorized and Effective Agreement.

(1) Target has the requisite corporate power and authority to enter into and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by Target and the consummation of the Merger have been duly authorized by the board of directors and shareholders of Target, which authorization constitutes all necessary corporate action in respect thereof and which has not been rescinded, revoked or otherwise adversely modified.

(2) This Agreement has been duly executed and delivered by Target and constitutes the legal, valid and binding obligation of Target, enforceable against it in accordance with its terms subject, as to enforceability, to bankruptcy, insolvency and other Legal Requirements of general applicability relating to or affecting creditors’ rights and to general equity principles.

(3) Neither the execution and delivery of this Agreement, nor consummation of the Merger and the other transactions contemplated hereby, nor compliance by Target with any of the provisions hereof shall (i) conflict with or result in a breach of any provision of the Memorandum and Articles of Association of Target or (ii) violate any Legal Requirements applicable to Target.

(4) Other than the filing of the Certificate of Merger with the Delaware Secretary of State and the Articles of Merger with the Registry, no consent, approval or authorization of, or declaration, notice, filing or registration with, any Governmental Entity, or any other Person, is required to be made or obtained by Target on or prior to the Effective Time in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

(c) Capital Structure of Target.

(1) As of the date of this Agreement, the Target is authorized to issue 50,000 shares, all of which are presently issued and outstanding, and no shares are held as treasury shares. No additional shares will be issued by Target between the date of this Agreement and the Effective Time.

(2) Except as reflected in Charleston’s Financial Statements, all outstanding shares of Target Stock are, as of the date of this Agreement, and shall be at Closing, duly authorized, validly issued, fully paid and non-assessable. There are no Rights existing or issuable relating to the issued or unissued shares or other securities of Target. There are no outstanding obligations of Target to repurchase, redeem or otherwise acquire any shares in Target.

(d) Financial Statements. Each of the Charleston Financial Statements and the Tianjin Yayi Financial Statements fairly present in all material respects the financial position of Charleston and Tianjin Yayi, as the case may be, as of the dates thereof and the results of such entity’s operations for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP (except as may be indicated therein or in the notes thereto and except with respect to unaudited financial statements for presentation items and normal audit adjustments).

(e) Material Adverse Change. Except for changes arising in the ordinary course of business, (including Tianjin Yayi’s borrowing of funds subsequent to January 31, 2008), since January 31, 2008, there has not been any change in the financial condition, results of operations, prospects or business of Target and its consolidated subsidiaries which would, individually or in the aggregate, have a Material Adverse Effect with respect to Target and its consolidated subsidiaries taken as a whole.

(f) Minute Books, Financial Records. Target has made its corporate financial records, minute books, and other corporate documents and records available for review to present management of Ardmore prior to the Closing, during reasonable business hours and on reasonable notice.

(g) Status of Stockholders; Access to SEC Reports. Each of the Stockholders is either (i) an Accredited Investor or (ii) is not a U.S. Person (as such term is used in Rule 902(k) promulgated under the Securities Act). Each Stockholder has had access to the SEC Reports filed during the one year ending the date hereof.

6. Representations and Warranties with respect to Ardmore and Merger Sub. Principal Shareholder hereby represents and warrants as follows:

(a) Organization, Standing and Authority of Purchaser. Each of Ardmore and Merger Sub are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware, with the full corporate power and authority to own, lease and operate its property and to carry on its business as now being conducted and is duly qualified to do business and in good standing to do business in any jurisdiction where the ownership or leasing of the property or the conduct of its business requires such qualification, except where the failure to so qualify would not have a Material Adverse Effect.

(b) Capital Structure of Ardmore and Merger Sub.

(1) As of the date of this Agreement, Ardmore’s authorized capital stock consists of (i) 100,000,000 shares of Ardmore Stock, of which 2,675,000 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock par value $.001 per share (“Ardmore Preferred Stock”), of which no shares are presently issued and outstanding. At the Effective Time, Ardmore’s authorized capital stock will consist solely of 100,000,000 shares of Ardmore Stock, and 10,000,000 shares of preferred stock. Schedule 6(b)(1) sets forth the securities and Rights of Ardmore that will be outstanding at the Effective Time as well as all securities currently being subscribed for and to be issued at the Closing of the Offering, after giving effect to the Contemplated Transactions. As of the date of this Agreement and as at the Effective Time, the authorized capital stock of Merger Sub will consist of 1,000 authorized shares of $.001 par value common stock (the “Merger Sub Stock”), of which, all 1,000 shares will be issued and outstanding and owned by Ardmore, free and clear of all Encumbrances. Immediately after the Effective Time there shall be no more than 25,000,000 shares of Ardmore Stock outstanding other than those shares issuable in the Offering. Except as provided by the Transaction Documents, there are no (and will at Closing be no) outstanding Rights or obligations of Ardmore or Merger Sub to sell, issue, transfer or assign now or in the future any Ardmore Stock, Ardmore Preferred Stock, or Merger Sub Stock, and no preferred stock have been reserved for issuance. Ardmore has not designated or agreed to designate the rights, preferences or privileges of any Ardmore preferred stock.

(2) All outstanding shares of Ardmore Stock and Merger Sub Stock are, and shall be at Closing, duly authorized, validly issued, fully paid and non-assessable. Except as provided by the Transaction Documents, as of the date hereof and at the Closing, there are no and will be no (i) Rights relating to the issued or unissued capital stock or other securities of either Ardmore or Merger Sub, (ii) voting trusts, proxies or other agreements, commitments or understandings of any character to which Ardmore or Merger Sub is a party or by which Ardmore or Merger Sub is bound with respect to the voting of any capital stock of Ardmore or Merger Sub nor (iii) outstanding obligations to repurchase, redeem or otherwise acquire any shares of capital stock of Ardmore or Merger Sub.

(3) The shares of Ardmore Stock to be issued and delivered pursuant to the Transaction Documents, have been reserved for issuance and will, when so issued and delivered, pursuant to the terms thereof constitute duly authorized, validly and legally issued, fully-paid, non-assessable shares of Ardmore Stock, will not be issued in violation of any preemptive or similar rights and will be issued free and clear of all Encumbrances.

(c) Authorized and Effective Agreement.

(1) Each of Merger Sub and Ardmore has the corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. Principal Shareholder has the limited liability company power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to perform its obligations hereunder.

(2) The execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Merger and the Contemplated Transactions have been duly authorized by the respective Boards of Directors of Ardmore and Merger Sub and by Ardmore as the sole stockholder of Merger Sub, and by Principal Shareholder as majority stockholder of Ardmore, which authorizations constitute all necessary corporate action in respect thereof and which has not been rescinded, revoked or otherwise adversely modified.

(3) This Agreement, and the Transaction Documents to which it is a party, have been duly executed and delivered by each of Ardmore and Merger Sub and constitutes the legal, valid and binding obligation of Principal Shareholder, Ardmore and Merger Sub, enforceable against Principal Shareholder, Ardmore and Merger Sub, respectively, in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency or other Legal Requirements of general applicability relating to or affecting creditor’s rights generally and to general equity principles.

(4) Neither the execution and delivery of this Agreement will constitute a breach of any Contract to which Principal Shareholder, Ardmore or Merger Sub is a party or to which it is otherwise subject and will not violate any judgment, decree, order, writ or Legal Requirement applicable to Ardmore, Merger Sub or their properties.

(5) Neither the execution and delivery of this Agreement or the Transaction Documents to which it is a party, nor the consummation of the Merger and the Contemplated Transactions, nor compliance by Principal Shareholder, Ardmore or Merger Sub with any of the provisions hereof or thereof, shall conflict with or result in a breach of the respective Articles or Certificate of Incorporation or by-laws of either Ardmore or Merger Sub or the Articles of Organization or Operating Agreement of Principal Shareholder.

(d) Periodic Reports; Financial Statements of Ardmore and Merger Sub Compliance with Securities.

(1) The Ardmore Stock is registered pursuant to Section 12(g) of the Exchange Act, and no action has been taken or contemplated that would result in the suspension, cancellation or termination of such registration.

(2) Except as set forth on Schedule 6(d)(2), Ardmore has timely filed or otherwise furnished all SEC Reports required by Securities Laws (including without limitation, Sections 13 or 15(d) of the Exchange Act Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes Act,) and the other documents required to be filed by it with any Governmental Entity. Except as disclosed in the SEC Reports, each director and officer (as defined in Rule 16a-1(f) of the Exchange Act) of Ardmore has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 6(d), the term “file” or “filed” shall be broadly construed to include any manner in which a document or information is furnished, transmitted or otherwise made available to a Governmental Entity. Each of the SEC Reports: (i) complied in all respects, as of its respective date of filing with a Governmental Entity, with the requirements of the Securities Laws (including without limitation the Securities Act, the Exchange Act and the Sarbanes Act ) (ii) did not at the time its were filed and on the date it was amended and supplemented, if applicable, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(3) The financial statements contained in the SEC Reports complied as to form in all material respects, as of their respective dates of filing with the SEC, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis (except, in the case of unaudited quarterly financial statements, subject to normal year-end adjustments consistent with GAAP), and fairly present, in all material respects, the financial condition of Ardmore as of the respective dates indicated and the statements of operations, cash flows and changes in shareholders’ equity of Ardmore for the periods then ended.

(4) Ardmore has been, and is in compliance with (i) the applicable listing and corporate governance rules and regulations of The OTC Bulletin Board, and (ii) the applicable provisions of the Sarbanes Act and the related rules and regulations promulgated thereunder. The certifications (the “Certifications”) signed by Ardmore’s principal executive officer and principal financial and accounting officer relating to the SEC Reports, complied with Rules 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of Sarbanes Act, and the statements contained in the Certifications were true and correct as of the date of the filing thereof. The management of Ardmore has implemented and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure (and such controls and procedures are effective to ensure) that material information relating to Ardmore is accumulated and communicated to the management of Ardmore, including its chief executive officer and chief financial officer, as appropriate, by others within those entities to allow timely decisions regarding required disclosure.

(5) Ardmore is not a party to any Off-Balance Sheet Arrangements.

(6) No financial statements exist for Merger Sub because it was recently formed solely for the purpose of effectuating the Merger and it has been, is and will remain inactive except for purposes of the Merger, and it has no Assets, Liabilities, contracts or obligations of any kind other than as incurred in the ordinary course in connection with its incorporation in Delaware.

(7) Ardmore has complied with all of the provisions relating to the issuance of shares, and for the registration thereof, under the Securities Laws in connection with any and all of its issuances and transactions in stock and other securities. There are no outstanding, pending or threatened stop orders or other actions or investigations relating thereto involving Securities Laws. All issued and outstanding shares of Ardmore’s capital stock were offered and sold in compliance with Securities Laws and were not offered, sold or issued in violation of any preemptive right, right of first refusal or right of first offer and are not subject to any right of rescission.

(8) All information regarding Ardmore and any entity for whose conduct Ardmore is legally held responsible which has been or will be provided in any document or other communication disseminated to any former, existing or potential stockholders of Ardmore or to the public or filed with any Governmental Entity is true, complete, accurate in all material respects, not misleading, and was and is in full compliance with all Securities Laws and regulations. Ardmore Stock is currently quoted for trading on the OTC Bulletin Board, and Ardmore has received no notice that the Ardmore Stock is subject to being delisted therefrom. Ardmore is not aware of any fact or condition that would make it unlikely that the Ardmore Stock would continue to be eligible to be quoted on the OTC Bulletin Board following the Merger.

(e) Taxes. Ardmore and Merger Sub have filed all Tax Returns which are due or required to be filed by it prior to the date hereof and have paid or will pay prior to Closing all Taxes which have or may become due pursuant to such returns pursuant to any assessments received or pursuant to Tax Returns to be filed after the date hereof. All of the Tax Returns were true, complete and correct in all respects. Neither Ardmore nor Merger Sub is delinquent or obligated for any Tax, and there are no Encumbrances applicable to either corporation.

(f) No Subsidiaries. Ardmore has no Subsidiaries or Affiliates other than Merger Sub. Ardmore has no direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business except for Merger Sub, and Merger Sub has no Subsidiaries or Affiliates.

(g) Adverse Change. Since December 31, 2007 there have not been any changes in the financial condition, results of operations, or prospects of Ardmore or Merger Sub which would individually or in the aggregate with any other such changes, except changes arising in the ordinary course of business, which changes would have a Material Adverse Effect with respect to Ardmore. Ardmore and Merger Sub have (and at the Closing they will have) disclosed in the SEC Reports all events, conditions, and facts materially affecting, the business, financial condition (including liabilities, contingent or otherwise) or results of operations of Ardmore and Merger Sub.

(h) Absence of Undisclosed Liabilities.

(1) At the Closing and Effective Time, neither Ardmore nor Merger Sub has any material Assets and neither such corporation has or will have, any Liabilities.

(2) Except as disclosed in Ardmore’s Annual Report on Form 10-KSB for the year ended December 31, 2007 (the “Annual Report”) there is no basis for any assertion against Ardmore or Merger Sub of any liabilities or obligations of any nature, whether absolute, accrued, contingent or otherwise and whether due or to become due, known or unknown, including, without limitation, any liability for taxes (including e-commerce sales or other taxes), interest, penalties and other charges payable with respect thereto (collectively, “Liabilities”). Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the Contemplated Transactions will (a) result in any payment (whether severance pay, unemployment compensation or otherwise) becoming due from Ardmore or Merger Sub to any Person, including without limitation any employee, director, officer or Affiliate or former employee, director, officer or Affiliate of Ardmore or Merger Sub, (b) increase any benefits otherwise payable to any Person, including without limitation any employee, director, officer or Affiliate or former employee, director, officer or Affiliate of Ardmore or Merger Sub, or (c) result in the acceleration of the time of payment or vesting of any such benefits.

(i) Litigation. Neither Ardmore nor Merger Sub is a party to, or the subject of, any pending litigation, claims, or governmental investigation or proceeding not reflected in the SEC Reports, and there are no lawsuits, claims, assessments, investigations, or similar matters, threatened or contemplated against or affecting Merger Sub, Ardmore, or the management or properties of Ardmore or Merger Sub.

(j) Minute Books and Records. The Ardmore and Merger Sub minute books and other corporate records made available to Target prior to the date of this Agreement, are, with respect to the periods prior to July 7, 2006, complete and accurate in all material respects, and with respect to periods thereafter, are complete and accurate in all respects.

(k) (1) Contracts. Neither Ardmore nor Merger Sub has breached, nor is there any pending, existing or threatened claim that Ardmore or Merger Sub has breached, any of the terms or conditions of any Contracts or other documents to which it is a party or by which it is, or its properties are bound. The execution, delivery and performance of this Agreement and the Transaction Documents will not violate any Legal Requirement or any agreement to which Ardmore or Merger Sub is subject.

(2) Except as contemplated by the Transaction Documents, neither Ardmore nor Merger Sub is a party to any Contract or commitment other than appointment documents with Ardmore’s transfer agent, and that it has disclosed to Target in writing all previous or existing relationships or dealings with related or controlling parties or Affiliates of Ardmore, Merger Sub or the Principal Shareholder. There are no currently existing contracts with any Affiliates, related or controlling persons or entities of Ardmore, Merger Sub or the Principal Shareholder.

(3) Except as expressly contemplated by the Transaction Documents, neither Ardmore nor Merger Sub has any Contracts, commitments, arrangements, or understandings relating to its business, operations, financial condition, prospects or otherwise.

(4) Except as otherwise expressly contemplated by the Transaction Documents, there are no outstanding contracts, commitments or bids, or services, development, sales or other proposals of either Ardmore or Merger Sub.

(5) There are no outstanding lease commitments that cannot be terminated without penalty upon 30-days notice, or any purchase commitments, in each case of either Ardmore or Merger Sub.

(l) Governmental Authorizations; Compliance with Laws.

Ardmore is and has been in compliance with, and Ardmore has conducted any business previously owned or operated by it in compliance with, all applicable Legal Requirements.

(1) Ardmore has not received notice of any noncompliance with any Legal Requirement, nor are there any claims or threatened claims in connection therewith. Ardmore has never conducted any operations or engaged in any business transactions whatsoever other than as set forth in the SEC Reports.

(2) Other than the filing of the Certificate of Merger with the Secretary of State of Delaware and the filing of the Articles of Merger with the Registry, the filing of applicable SEC Reports and the completion of the transactions contemplated by the Transaction Documents , the execution and delivery by Ardmore and Merger Sub of this Agreement and the Transaction Documents to which each is a party and the consummation by Ardmore and Merger Sub of the Contemplated Transactions to which is it a party do not and will not (i) require the consent, approval or action of, or any filing or notice to, any Person or (ii) violate any order, writ, injunction, decree, judgment, ruling or Legal Requirement applicable to Ardmore, Merger Sub or their respective businesses or Assets. Neither Ardmore nor Merger Sub is subject to, or a party to, any Encumbrance, Contract, order, judgment or decree or any other restriction of any kind or character which would prevent, hinder, restrict or impair the continued operation of the business of Ardmore or the continued operation of the business of Target after the Closing.

(m) Neither Ardmore nor Merger Sub currently has any employees, consultants or independent contractors other than those identified in its Annual Report.  All consulting, employment and other agreements and arrangements between Ardmore or Merger Sub and their respective employees, consultants and independent contractors have been validly terminated, and all such agreements and arrangements previously did comply, and have at all times been in full compliance, with all Legal Requirements.  The termination of any existing employment with persons identified in the Annual Report, or termination of the other agreements with prior Ardmore employees, consultants or independent contractors will not and did not subject Ardmore (or Target after the Merger) to any U.S.  workers’ compensation, unemployment compensation and other government-mandated program or obligation or liability.  No amounts are due or owed to any previous or current Ardmore employee, consultant or independent contractor.  There are no oral or written employment agreements, consulting agreements or other compensation agreements currently in effect between Ardmore and any person.

(n) Non-Applicability of Business Combination Law. Neither Ardmore nor the Contemplated Transactions are subject to Section 203 of the DGCL.

(o) Disclosures. No representation or warranty with respect to Ardmore or Merger Sub contained in this Agreement or any Transaction Document and no statement contained in any certificate, schedule or other communication furnished pursuant to or in connection with the provisions hereof or thereof contains or shall contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein not misleading. There is no current or prior event or condition of any kind or character pertaining to Ardmore that may reasonably be expected to have a Material Adverse Effect on Ardmore or its subsidiaries. Except as specifically indicated elsewhere in this Agreement, all documents delivered by Ardmore in connection herewith have been and will be complete originals, or exact copies thereof.

7. Closing. The closing of the transactions contemplated herein shall take place at the offices of Hodgson Russ LLP, 1540 Broadway, 24th Floor, New York, NY 10036 on such date (the “Closing”) as is mutually determined by the parties hereto when all conditions precedent have been met and all required documents have been delivered, which Closing shall occur on or before June 12, 2008. In connection with the Closing, Target and Merger Sub shall execute the Certificate of Merger in accordance with the DGCL and the Articles of Merger in accordance with the B.V.I. Corporation Law, Ardmore shall cause the Certificate of Merger to be filed as soon as practicable on the Closing Date with the Delaware Secretary of State in accordance with the DGCL and Target shall cause the Articles of Merger to be filed with the Registry in accordance with the B.V.I. Corporation Law. The Merger shall become effective (the “Effective Time”) at the time and on the date that the Certificate of Merger and the Articles of Merger are filed with the Delaware Secretary of State and the Registry, respectively, or on such date subsequent to such filing, not to exceed 30 days, as stated in the Certificate of Merger and Articles of Merger.

8. Actions Prior to Closing.

(a) Prior to the Closing, Target, Ardmore and Merger Sub will be entitled to make such investigations of the Assets, properties, business and operations of the other parties, and to examine the books, records, tax returns, financial statements and other materials of the other parties as such investigating party deems necessary in connection with this Agreement, the Transaction Documents and the Contemplated Transactions. Any such investigation and examination shall be conducted at reasonable times and under reasonable circumstances, and the parties hereto shall cooperate fully therein. Until the Closing, and if the Closing shall not occur, thereafter, each party shall keep confidential and shall not use in any manner inconsistent with the transactions contemplated by this Agreement, and shall not disclose, nor use for their own benefit, any information or documents obtained from the other party concerning the Assets, properties, business and operations of such party, unless such information (i) is readily ascertainable from public or published information, (ii) is received from a third party not under any obligation to keep such information confidential, or (iii) is required to be disclosed by any law or order (in which case the disclosing party shall promptly provide notice thereof to the other party in order to enable the other party to seek a protective order or to otherwise prevent such disclosure). If this transaction is not consummated for any reason, each party shall return to the other all such confidential information, including notes and compilations thereof, promptly after the date of such termination. The representations and warranties contained in this Agreement shall not be affected or deemed waived by reason of the fact that either party hereto discovered or should have discovered any representation or warranty is or might be inaccurate in any respect.

(b) Target, Ardmore, Merger Sub, and the Principal Shareholder agree that prior to the Closing, they will not issue any statement or communications to the general public or the press regarding the Contemplated Transactions without the prior written consent of the other parties. In the event that Ardmore is required under Securities Law to either (i) file any document with the SEC that discloses this Agreement or the Contemplated Transactions, or (ii) to make a public announcement regarding this Agreement or the Contemplated Transactions, Ardmore shall provide Target with a copy of the proposed disclosure no less than 48 hours before such disclosure is made and shall incorporate into such disclosure any reasonable comments or changes that Target may request.

(c) Except as provided in the Transaction Documents, prior to the Closing, there shall be no stock dividend, stock split, recapitalization, or exchange of shares with respect to, or Rights issued in respect of, the Ardmore Stock or Ardmore Preferred Stock, and there shall be no dividends or other distributions paid on Ardmore’s Stock or Ardmore Preferred Stock after the date hereof, in each case through and including the Effective Time.

(d) Ardmore and Merger Sub shall (i) conduct no business, prior to the Closing, other than as may be necessary in order to consummate the Contemplated Transactions, (ii) Ardmore and Merger Sub shall not incur any Liabilities without the express prior written consent of Target, and (iii) Ardmore shall pay, discharge or satisfy all Liabilities of Ardmore and Merger Sub prior to Closing and shall provide confirmation of same, which confirmation will be in form and substance satisfactory to Target, prior to Closing.

(e) Except as otherwise provided under this Agreement, prior to the Closing, Ardmore and Merger Sub shall not take any action or enter into any agreement to issue or sell any shares of capital stock of Ardmore or Merger Sub or any securities convertible into or exchangeable for any shares of capital stock of Ardmore or Merger Sub or to repurchase, redeem or otherwise acquire any of the issued and outstanding capital stock of Ardmore or Merger Sub without the prior express written consent of Target.

(f) Prior to the Closing, Ardmore and Merger Sub will timely file all SEC Reports required to be filed with the SEC and will comply in all respects with the requirements of the Securities Laws.

9. Conditions Precedent to the Obligations of Target. All obligations of Target under this Agreement are subject to the fulfillment, prior to or as of the Closing, of each of the following conditions:

(a) The representations and warranties by or on behalf of Ardmore and Merger Sub contained in this Agreement, the Transaction Documents or in any certificate or document delivered pursuant to the provisions hereof or thereof or in connection herewith or therewith shall be true at the time made and as of the Closing as though such representations and warranties were made at and as of such time.

(b) Ardmore, Merger Sub and the Principal Shareholder shall have performed and complied with all covenants, agreements, and conditions set forth or otherwise contemplated in, and shall have executed and delivered all documents required by, this Agreement and the Transaction Documents to be performed or complied with or executed and delivered by them prior to or at the Closing.

(c) On or before the Closing, the Board of Directors of Ardmore and Merger Sub, and Ardmore as sole stockholder of Merger Sub, shall have approved in accordance with the DGCL the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Contemplated Transactions.

(d) On or before the Closing Date, Ardmore and Merger Sub shall have delivered certified copies of resolutions of the sole stockholder and the directors of Merger Sub and of the directors of Ardmore approving and authorizing the execution, delivery and performance of this Agreement and the Transaction Documents and authorizing all of the necessary and proper action to enable Ardmore and Merger Sub to comply with the terms of this Agreement and the Transaction Documents, including the election of Target’s nominees to the Board of Directors of Ardmore and all matters outlined or contemplated herein or therein.

(e) The Merger shall be permitted by applicable Legal Requirements and Ardmore shall have sufficient shares of its capital stock authorized to complete the Merger and the transactions contemplated hereby.

(f) At Closing, all of the officers of Ardmore shall have resigned in writing from their positions as officers of Ardmore effective upon the election and appointment of the Target nominees for officers, and the directors of Ardmore shall nominate and elect to the Board of Directors of Ardmore the persons designated by Target effective as of the Effective Time.

(g) Target shall have received the advice of its tax advisor, to the extent it deems necessary, that the Merger is a tax-free reorganization as to Target and all of the Target Stockholders.

(h) At the Closing, all instruments and documents delivered by Ardmore or Merger Sub, including any to Target Stockholders pursuant to the provisions hereof, shall be reasonably satisfactory to legal counsel for Target.

(i) The shares of Ardmore capital stock to be issued in the Merger and the Contemplated Transactions and the shares of Ardmore capital stock to be issued upon exercise of the notes and warrants issued in the Offering, when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable and will be issued in a nonpublic offering in compliance with all federal, state and applicable securities laws.

(j) Target shall have received all necessary and required approvals and consents from required Persons and from its shareholders.

(k) At the Closing, Principal Shareholder, Ardmore and Merger Sub shall have delivered to Target and such other persons as Target may reasonably request, an opinion of their legal counsel, dated as of the Closing (which shall be in addition to any opinion required by investors in the Offering), and in a form reasonably acceptable to Target to the effect that:

(1) Each of Ardmore and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) The Agreement and the Transaction Documents to which Ardmore or Merger Sub is a party have been duly authorized, executed and delivered by them and are valid and binding obligation of Ardmore and Merger Sub enforceable against each of them in accordance with their respective terms;

(3) This Agreement and the Transaction Documents to which it is a party have been duly executed and delivered by the Principal Shareholder and are a valid and binding obligation of Principal Shareholder, enforceable against it in accordance with its terms;

(4) The Board of Directors of each of Ardmore and Merger Sub, and the stockholder of Merger Sub have taken all corporate action necessary for their performance under this Agreement;

(5) The documents executed and delivered to Target and its shareholders hereunder are valid and binding in accordance with their terms and vest in the Target’s shareholders all right, title and interest in and to the shares of Ardmore Stock to be issued pursuant to Section 3 hereof, and the shares of Ardmore capital stock when issued in accordance with this Agreement will be duly authorized, validly issued, fully paid and non-assessable;

(6) Each of Ardmore and Merger Sub has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Transaction Documents to which it is a party and to consummate the Contemplated Transactions; and

(7) The shares of Ardmore capital stock to be issued in the Merger and the Contemplated Transactions when issued in accordance with the terms thereof, will be validly issued, fully paid and non-assessable and will be issued in a nonpublic offering in compliance with Securities Laws.

(l) All conditions to the closing of the Offering, other than the completion of the Merger, shall have been satisfied or waived.

(m) Ardmore shall have complied with the provisions of Rule 14f-1 of the Exchange Act, if necessary, and have mailed to all of its stockholders the notice required by that rule.

(n) Target shall have received the documents identified in Section 13(b).

(o) Ardmore shall have received, simultaneously with the Merger, gross proceeds of not less than $1,000,000 from the Offering.

(p) All information (including without limitation financial statements) required to be included in the initial Current Report on Form 8-K to be filed in connection with the Merger and the Contemplated Transactions shall be available to the Target, in form and substance satisfactory to it and its representatives, so that such report may be filed with the SEC within four business days of the Closing, as if Ardmore was a shell company (as such term is used in Item 9.01(c) of Form 8-K).

(q) All Liabilities of Ardmore and Merger Sub shall have been fully satisfied or discharged in full either prior to or simultaneously with the Closing.

10. Conditions Precedent to the Obligations of Ardmore and Merger Sub. All obligations of Ardmore and Merger Sub under this Agreement are subject to the fulfillment, prior to or at the Closing, of each of the following conditions:

(a) The representations and warranties by Target contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true in all material respects when made and at and as of the Closing as though such representations and warranties were made at and as of such times.

(b) Target shall have performed and complied with, in all material respects, all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing;

(c) Target shall deliver an opinion of its legal counsel, dated the date of the Closing, and in a form reasonably acceptable to Ardmore (and Ardmore acknowledges that such opinion may be rendered assuming that the C.J. Corporation Law governs) to the effect that:

(1) Target is a company duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation;

(2) This Agreement has been duly authorized, executed and delivered by Target and is a binding obligation of Target enforceable in accordance with its terms;

(3) The Board of Directors and shareholders of Target have taken all corporate action necessary for its performance under this Agreement and other Transaction Documents to which it is a party; and

(4) Target has the corporate power to execute, deliver and perform its obligations under this Agreement.

(e) Simultaneously with the Merger and the Closing, the Principal Shareholder shall have received the consideration it is entitled to receive pursuant to the Indemnification Agreement.

(f) Ardmore shall have received, simultaneously with the Merger, gross proceeds of not less than $1,000,000 from the Offering.

11. Survival and Indemnification. Notwithstanding any investigation conducted by any party hereto or any information any party may receive, all representations and warranties, contained in this Agreement, the Transaction Documents or in any schedule, certificate, document or statement delivered pursuant hereto, shall survive (and not be affected in any respect by) (i) in the case of Target, only until the Closing and (ii) in the case of Principal Shareholder, until the first anniversary of the Effective Time. Notwithstanding the foregoing, the representations and warranties contained in Sections 6(a)-(c) of this Agreement shall survive indefinitely. The representations and warranties which terminate on the first anniversary of the Effective Time, and the liability of any party with respect thereto pursuant to this Section 11, shall not terminate with respect to any claim, whether or not fixed as to liability or liquidated as to amount, with respect to which the appropriate party has been given written notice setting forth the facts upon which the claim for indemnification is based prior to the first anniversary of the Effective Time.

(a) The parties shall indemnify each other as set forth below:

(1) Subject to the provisions of this Section 11, the Principal Shareholder shall indemnify and hold harmless Target (and Surviving Corporation) and Target’s past, present and future officers, directors, stockholders, employees, attorneys, and agents (and after the Closing, the Principal Shareholder shall also indemnify Ardmore) (collectively, the “Target Indemnified Parties”) from and against any Losses (as defined below) including, without limitation, any reasonable legal expenses to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty with respect to Ardmore, Merger Sub or Principal Shareholder, contained in Sections 6 or 14 of this Agreement (as of the date hereof, or as of the Closing) or of any representation, warranty or statement made in any schedule, certificate, document or instrument delivered by Ardmore or any officer or any of them at or in connection with the Closing, (ii) the breach by Ardmore, Merger Sub or Principal Shareholder of or failure by Ardmore, Merger Sub or Principal Shareholder to perform any of their respective covenants or agreements contained in this Agreement or the Transaction Documents, or (iii) any Liabilities of Ardmore or Merger Sub. As used herein, “Losses” shall mean any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, diminution in value, deficiencies, payments, liabilities or obligations (including those arising out of any action, such as any settlement or compromise thereof or judgment or award therein) and any fees, costs and expenses related thereto, and the term “legal expenses” shall mean the fees, costs and expenses of any kind incurred by any party indemnified herein and its counsel in investigating, preparing for, defending against or providing evidence, producing documents or taking other action with respect to any threatened or asserted claim.

(2) Subject to the provisions of this Section 11, Target shall indemnify and hold harmless the Principal Shareholder from and against any Losses (including, without limitation, any reasonable legal expenses) to the extent arising from, relating to or otherwise in respect of (i) the inaccuracy or breach of any representation or warranty of Target contained in Sections 5 or 14 of this Agreement (as of the date hereof, or as of the Closing) or of any representation, warranty or statement made in any schedule, certificate document or instrument delivered by Target or an officer of Target at or in connection with the Closing, or (ii) the breach by Target of or failure by Target to perform any of its covenants or agreements contained in this Agreement.

(3) In order for a Target Indemnified Party or Principal Shareholder (an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement, the Indemnified Party shall deliver notice of its claim for indemnification with reasonable promptness after determining to make such claim, to the Principal Shareholder or any of them. The failure by any Indemnified Party to notify the Principal Shareholder or Target, as the case may be, shall not relieve any relevant indemnifying party from any liability which he or it may have to such Indemnified Party under this Agreement, except to the extent that such claim for indemnification involves the claim of a third party against the Indemnified Party and the Indemnifying Party shall have been actually prejudiced by such failure. If an Indemnifying Party does not notify the Indemnified Party within 30 calendar days following receipt by it of such notice that such Indemnifying Party disputes its liability to the Indemnified Party under this Agreement, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of such Indemnifying Party under this Agreement and such Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If an Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, such Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in accordance with the terms of this Agreement.

(4) (A) If the claim involves a third party claim (a “Third Party Claim”), then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party’s reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel.

(B) Notwithstanding the preceding paragraph, if in the Indemnified Party’s reasonable judgment no such conflict exists, the Indemnified Party may, but will not be obligated to, participate at its own expense in a defense of such Third Party Claim by counsel of its own choosing, but the Indemnifying Party shall be entitled to control the defense unless (i) in the case where only money damages are sought, the Indemnified Party has relieved the Indemnifying Party from liability with respect to the particular matter or (ii) in the case where equitable relief is sought, the Indemnified Party elects to participate in and jointly control the defense thereof.

(C) Whenever the Indemnifying Party controls the defense of a Third Party Claim, the Indemnifying Party may only settle or compromise the matter subject to indemnification without the consent of the Indemnified Party if such settlement includes a complete release of all Indemnified Parties as to the matters in dispute and relates solely to money damages. The Indemnified Party will not unreasonably withhold consent to any settlement or compromise that requires its consent.

(D) In the event the Indemnifying Party fails to timely defend, contest, or otherwise protect the Indemnified Party against any such claim or suit, the Indemnified Party may, but will not be obligated to, defend, contest, or otherwise protect against the same, and make any compromise or settlement thereof, and in such event, or in the case where the Indemnified Party jointly controls such claim or suit, the Indemnified Party shall be entitled to recover its costs thereof from the Indemnifying Party, including attorneys’ fees, disbursements and all amounts paid as a result of such claim or suit or the compromise or settlement thereof.

(E) The Indemnified Party shall cooperate and provide such assistance as the Indemnifying Party may reasonably request in connection with the defense of the matter subject to indemnification and in connection with recovering from any third parties amounts that the Indemnifying Party may pay or be required to pay by way of indemnification hereunder.

(b) The amount of Losses for which indemnification is provided hereunder shall be computed without regard to any insurance recovery related to such losses.

12. Nature of Representations. All of the parties hereto are executing and carrying out the provisions of this Agreement in reliance solely on the representations, warranties and covenants and agreements contained in this Agreement and the other documents delivered at the Closing and not upon any representation, warranty, agreement, promise or information, written or oral, made by the other party or any other person other than as specifically set forth herein.

13. Documents at Closing. At the Closing, the following documents shall be delivered:

(a) Target will deliver, or will cause to be delivered, to Ardmore the following:

(1) a certificate executed by a director or officer of Target to the effect that all conditions set forth in Section 5 have been satisfied or waived;

(2) a certificate from the jurisdiction of Target’s incorporation dated within ten business days of the Closing to the effect that Target is in good standing under the laws of said jurisdiction;

(3) such other instruments, documents and certificates, if any, as are required to be delivered pursuant to the provisions of this Agreement;

(4) executed copy of the Certificate of Merger for filing in Delaware and the Articles of Merger for filing with the Registry;

(5) certified copies of resolutions, in form and substance satisfactory to the Target, adopted by the shareholders and directors of Target authorizing this Agreement, the transactions contemplated hereby, the expansion of Ardmore’s board of directors so that it consists of six persons and the election to such board of the persons designated by the Target;

(6) all other items, the delivery of which is a condition precedent to the obligations of Ardmore and Merger Sub, as set forth herein; and

(7) the legal opinion required by Section 10(c) hereof.

(b) Ardmore and Merger Sub will deliver or cause to be delivered to Target:

(1) certificates representing those securities of Ardmore to be issued as a part of the Merger as described in Section 3 hereof;

(2) a certificate of the President of each Ardmore and Merger Sub, to the effect that all conditions set forth in Section 9 have been satisfied or waived;

(3) certified copies of resolutions adopted by Ardmore’s and Merger Sub’s Board of Directors and Merger Sub’s stockholder authorizing the Merger and all related matters;

(4) certificates from the jurisdiction of incorporation of Ardmore and as dated within ten business days of the Closing Date that each of said corporations is in good standing under the laws of said state;

(5) executed copies of the Articles of Merger and the Certificate of Merger for filing in Delaware and the Registry.

(6) opinion of Ardmore’s counsel as described in Section 9(k) above;

(7) the Indemnification Agreement and such other instruments and documents as are required to be delivered pursuant to the provisions of this Agreement the Indemnification Agreement, the Transaction Documents and as may be reasonably requested by Target; and

(8) all other items, the delivery of which is a condition precedent to the obligations of Target, Merger Sub set forth in Section 9 hereof.

14. Finder’s Fees. Except as set forth in Schedule 14, the Principal Shareholder represents and warrants to Target, and Target represents and warrants to the Principal Shareholder, Ardmore and Merger Sub, that none of them, or any party acting on their behalf, has incurred any Liabilities, either express or implied, to any “broker” or “finder” or similar person in connection with this Agreement or any of the Contemplated Transactions hereby, and fees and commissions, if any, payable with respect to the Offering which shall be paid by Ardmore at Closing.

15. Post-Closing Confidentiality Covenants. The Principal Shareholder hereby agrees that, after the Closing, it shall not publicly disclose any confidential information of Ardmore, Merger Sub or Target, and that he shall not make any public statement or announcement regarding the Merger or the business, financial condition, prospects or operations of Ardmore or Target, without the prior written consent of Target (or, Ardmore after the Effective Time) and that he shall cause all persons who served at any time as an officer, director, employee or contractor of Ardmore or Merger Sub to comply with the foregoing restrictions.

16. Miscellaneous.

(a) Further assurances. At any time, and from time to time, after the Effective Time, each party will execute such additional instruments and take such action as may be reasonably requested by the other party to confirm or perfect title to any property transferred hereunder or otherwise to carry out the intent and purposes of this Agreement.

(b) Waiver. Any failure on the part of any party hereto to comply with any of its obligations, agreements or conditions hereunder may be waived in writing by the party (in its sole discretion) to whom such compliance is owed.

(c) Termination. This Agreement and all obligations hereunder (other than those under Section 16(l)) may be terminated (i) at the discretion of either party if the Closing has not occurred by June 12, 2008 (unless the Closing Date is extended with the consent of both Target and Ardmore) for any reason other than the default hereunder by the terminating party, (ii) at any time by the non-breaching party if any of the representations and warranties or other agreements made herein by the other party have been materially breached, (iii) by either Target or Ardmore, if the holders of the requisite number of shares of Target Stock vote against, or refuse to provide their written consents for, the approval and adoption of this Agreement and the Merger, or (iv) by mutual written consent of Ardmore and Target. Any proper termination of this Agreement under this Section will be effective immediately upon the delivery of written notice by the terminating party to the other parties.

(d) Amendment. This Agreement may be amended only in writing as agreed to by all parties hereto.

(e) Notices. All notices and other communications hereunder shall be in writing and sufficient if delivered personally or sent and received by facsimile transmission or overnight express or by registered or certified mail, postage prepaid, at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this section):

If to Ardmore or Merger Sub prior to the Closing:	with a copy to:

Ardmore Holding Corporation	Leonard Burningham, Esq.
1608 W. 2225 S.	Burningham & Burningham
Woods Cross, UT 84087	455 East 500 South
Attn: Jeff Jenson, President	Suite 205
Facsimile: (801) 401-7256	Salt Lake City, UT 84111
Facsimile: (801) 355-7126

If to Target:	with a copy to:

c/o Tianjin Yayi Industrial Co., Ltd.	Jeffrey Rinde, Esq.
XingGuang Road No.9	Hodgson Russ LLP
Northern Industrial Park of Zhongbei Town	1540 Broadway, 24th Floor
XiQing District	New York, NY 10036
Tianjin City, China 300201
Attn: Ms. Li Liu, President	Facsimile: (212) 751-0928
Facsimile: 86-22-2798 4358

If to Ardmore after the Closing:	with a copy to:

c/o Tianjin Yayi Industrial Co., Ltd.	Jeffrey Rinde, Esq.
XingGuang Road No.9	Hodgson Russ LLP
Northern Industrial Park of Zhongbei Town	1540 Broadway, 24th Floor
XiQing District	New York, NY 10036
Tianjin City, China 300201	Facsimile: (212) 751-0928
Attn: Ms. Li Liu, President
Facsimile: 86-22-2798 4358

If to the Principal Shareholder:	with a copy to:

Tryant LLC	Leonard Burningham, Esq.
1608 W. 2225 S.	Burningham & Burningham
Woods Cross, UT 84087	455 East 500 South
Facsimile: (801) 401-7256	Suite 205
Salt Lake City, UT 84111
Facsimile: (801) 355-7126

(f) Headings. The section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(h) Binding Effect. This Agreement shall be binding upon the parties hereto and inure to the benefit of the parties, their respective heirs, administrators, executors, successors and assigns.

(i) Entire Agreement. This Agreement and the attached Exhibits, constitute the entire agreement of the parties covering everything agreed upon or understood in the transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof.

(j) Time. Time is of the essence.

(k) Severability. If any part of this Agreement is deemed to be unenforceable, the balance of the Agreement shall remain in full force and effect.

(l) Responsibility and Costs. Whether the Merger is consummated or not, all Transaction Expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred such costs and expenses other then as specifically provided for herein or in the Transaction Documents or Offering related documents.

(m) [Intentionally Omitted]

(n) Applicable Law. This Agreement shall be construed and governed by the internal laws of the State of Delaware without reference to choice of law principles.

(o) Jurisdiction and Venue. Each party hereto irrevocably consents to the jurisdiction and venue of the state or federal courts located New York City, State of New York, in connection with any action, suit, proceeding or claim to enforce the provisions of this Agreement, to recover damages for breach of or default under this Agreement, or otherwise arising under or by reason of this Agreement.

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IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

ARDMORE HOLDING CORPORATION		CHARLESTON INDUSTRIAL LTD.

By:	/s/ Jeff . Jenson	By:	/s/ Li Liu
	Jeff D. Jenson, President		Li Liu, President

ARDMORE ACQUISITION CORP.

By:	/s/ Jeff D. Jenson
Jeff D. Jenson, President

PRINCIPAL SHAREHOLDER:

TRYANT LLC

By:	/s/ Jeff D. Jenson
Jeff D. Jenson, Managing Director